As filed with the Securities and Exchange Commission on June 24, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMERGENCY MEDICAL SERVICES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-3738384 (I.R.S. Employer Identification No.)

6200 S. Syracuse Way Greenwood Village, Colorado (Address of principal executive offices)	80111 (Zip code)

Emergency Medical Services Corporation Deferred Compensation Plan

(Full titles of the plans)

Craig Wilson, Esq.

Carl Berglind, Esq.

Emergency Medical Services Corporation

6200 S. Syracuse Way, Suite 200, Greenwood Village, CO  80111-4737

(303) 495-1200

(Name and address including zip code, and telephone number,

including area code of agent for service)

Copies to:

Lynn Toby Fisher, Esq.

Joel I. Greenberg, Esq.

Kaye Scholer LLP

425 Park Avenue

New York, N.Y. 10022

(212) 836-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Obligation	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)
Deferred Compensation Plan Obligations(1)	$15,000,000	100%	$15,000,000	$1069.50

(1)           The deferred compensation obligations being registered are offered under the Emergency Medical Services Corporation Deferred Compensation Plan (the “Plan”) and are unsecured obligations of the Registrant to pay deferred compensation in the future to participating key employees of the Company in accordance with the terms of the Plan.

(2)           The amount being registered is based upon an estimate of the amount of compensation to be deferred by participants in the Plan and is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information *

Item 2.    Registrant Information and Employee Plan Annual Information *

*  The documents containing the information specified in Part I will be sent or given to employees or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the  “Securities Act” ).  In accordance with the rules and regulations of the Securities and Exchange Commission (the  “Commission” ) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item  3.   Incorporation by Reference

The following documents filed by Emergency Medical Services Corporation (“we”, “us”, the “Company” or “Registrant”) with the Commission are hereby incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”):

1.     Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on February 19, 2010, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act” )

2.     All other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009.

In addition, this Registration Statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this Registration Statement from the respective dates we file them. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this Registration Statement. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this Registration Statement.

Item 4.  Description of Securities

The securities being registered pursuant to the Registrant’s Deferred Compensation Plan (the “Plan”) represent obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future according to the terms of the Plan. The Plan will become effective June 30, 2010. The Plan allows Eligible Employees (as defined in the Plan) to defer up to 80% of their annual salary, up to 100% of their short-term or long-term incentive compensation and 100% of any refunds of an Eligible Employee’s contributions made to a 401(k) retirement savings plan. The Plan is unfunded for purposes of the Employee Retirement Income Security Act.

The Obligations are general unsecured obligations of the Registrant that are subject to the claims of its general creditors and rank equally with other unsecured indebtedness of the Registrant from time to time outstanding. The Eligible Employees will have no greater rights than those of an unsecured general creditor of the Registrant. The Obligations are not convertible into any other security of the Registrant and there is no trading market for the Obligations.

The Plan will be administered by the Emergency Medical Services Corporation Compensation Committee, which may delegate its authority to a Deferred Compensation Plan Committee (the “Committee”), which will be appointed from time to time by the Compensation Committee.  The Compensation Committee, or if it delegates its authority to the Committee, the Committee, as the Plan Administrator, will have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other actions as it deems necessary or advisable in carrying out its duties under the Plan.

The Obligations will consist of an amount equal to each Eligible Employee’s accounts under the Plan, which includes (i) the Eligible Employee’s compensation deferral amounts; plus (ii) any Discretionary Company Credit (as defined in the Plan); plus or minus (iii) amounts credited to or debited from the Eligible Employee’s accounts based on the investment gains or losses on the measurement fund alternatives selected by the Eligible Employee; minus (iv) all distributions or withdrawals made to the Eligible Employee or his or her beneficiary pursuant to the Plan from the Eligible Employee’s accounts under the Plan.

Upon enrollment, Eligible Employees shall elect the time and method of distribution. All distributions must be made at a time and in a form that is consistent with the distribution options made available under the Plan and permitted under applicable law.  In the sole discretion of the Plan Administrator, early withdrawals may be made for an Unforeseeable Emergency (as defined in the Plan).

The foregoing summary of the Plan is qualified in its entirety by reference to the terms and conditions of the Plan.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Delaware General Corporation Law

We are incorporated under the laws of the State of Delaware.  Under Section 145 of the Delaware General Corporation Law (the  “DGCL” ), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses, including attorneys’ fees, as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity.  The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.  In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication.  Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Certificates of Incorporation and By-Laws

In accordance with Section 102(b)(7) of the DGCL, our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except that a director may be liable (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of that provision shall not adversely affect any right or protection, or any limitation of the liability of, any of our directors existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.  Both our certificate of incorporation and our by-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the DGCL.

Indemnification Agreements

Additionally, we have entered into indemnification agreements with each of our directors, and employment agreements containing indemnification provisions with certain of our officers, which may, in certain cases, be broader than the specific indemnification provisions contained under current applicable law.  The indemnification agreements may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the company and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Liability Insurance

Our directors and officers are covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibits	Description

4.1	Emergency Medical Services Corporation Deferred Compensation Plan

5.1	Opinion of Kaye Scholer LLP

23.1	Consent of Kaye Scholer LLP (included in such firm’s opinion filed as Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9.  Undertakings

(a)      Undertaking related to Rule 415 offering:

The undersigned registrant hereby undertakes:

(1)             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)             Undertaking relating to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(c)               Undertaking relating to filing of registration statement on Form S-8:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on June 24, 2010.

EMERGENCY MEDICAL SERVICES CORPORATION

By:	/s/ William A. Sanger
William A. Sanger
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We the undersigned directors and officers of Emergency Medical Services Corporation do hereby constitute and appoint William A. Sanger, Randel G. Owen and Todd G. Zimmerman, or any of them, our true and lawful attorneys and agents, to do any and all such acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-8, including specifically, but without limitation, power and authority to sign for us or in any of our names and in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act; and we do hereby ratify and confirm all that the said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William A. Sanger	Chairman, President, Chief Executive	June 24, 2010
William A. Sanger	Officer and Director (Principal Executive Officer)

/s/ Randel G. Owen	Chief Financial Officer	June 24, 2010
Randel G. Owen	(Principal Financial Officer)

/s/ Jason Standifird	Chief Accounting Officer	June 24, 2010
Jason Standifird	(Principal Accounting Officer)

/s/ Kevin E. Benson	Director	June 24, 2010
Kevin E. Benson

/s/ Steven B. Epstein	Director	June 24, 2010
Steven B. Epstein

/s/ Paul B. Iannini, M.D.	Director	June 24, 2010
Paul B. Iannini, M.D.

/s/ James T. Kelly	Director	June 24, 2010
James T. Kelly

/s/ Robert M. Le Blanc	Director	June 24, 2010
Robert M. Le Blanc

/s/ Michael L. Smith
Michael L. Smith	Director	June 24, 2010

EXHIBIT INDEX

Exhibits	Description

4.1	Emergency Medical Services Corporation Deferred Compensation Plan

5.1	Opinion of Kaye Scholer LLP

23.1	Consent of Kaye Scholer LLP (included in such firm’s opinion filed as Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page of this Registration Statement)